Exhibit 99.2

Newfield Exploration Outlines 2016 Capital Investment Plan

•                  2016 capital investment plan set at $625 — $675 million, down more than 50% year-over-year

•                  Approximately 80% of 2016 investments allocated to Anadarko Basin

•                  Anadarko Basin production expected to grow more than 20% over 2015 levels

•                  2016 domestic production expected to be relatively flat year-over-year

•                  Commencing a process to sell additional non-strategic assets in 2016

The Woodlands, Texas — February 24, 2016 — Newfield Exploration Company (NYSE: NFX) today provided its 2016 capital budget and production expectations. Additional information is provided through the @NFX publication, located on its website at www.newfield.com.

“More than a year ago, we discussed a ‘lower for longer’ scenario for crude oil prices. Although our hedge position in 2016-17 helps provide improved cash flows, the realities of today’s macro-economic environment require us to significantly reduce our investment levels,” said Lee K. Boothby, Newfield Chairman, President and CEO. “We have cut our planned investments in 2016 by more than 65% and 50%, respectively, compared to 2014 and 2015 levels. We are moving aggressively to better align our capital expenditures with expected cash flows from operations, while working diligently to further reduce costs and improve margins across the Company. We have premier assets in the Anadarko Basin and plan to maintain an active program as we hold our acreage by production (HBP) and move toward full field development. We have a deep and high-quality inventory of future drilling projects to exploit when oil prices stabilize and margins improve.”

The Company has adapted its near-term business plan to include four key priorities:

1.              Preserve liquidity — Reducing expenditure levels and better aligning cash flow with capital investments will be paramount to preserving liquidity and managing leverage ratios. Newfield has an unsecured credit facility with $1.8 billion of available borrowing capacity and a term that extends through 2020.

2.              HBP STACK acreage — Newfield plans to run an active rig program in its STACK area to hold acreage by production. At year-end 2015, about half of its 225,000 net acres in STACK was HBP.

3.              Reduce operating expenses, preserve margins — Over the last year, Newfield reduced domestic lease operating expenses by nearly 25% and took steps to lower 2016 gross general and administrative expense by an estimated $45 million over 2015 (before the impact of capitalized direct internal costs). The high-grading of investments into the Anadarko Basin is expected to further enhance the Company’s domestic cost structure and realized commodity prices.

4.              Monetize additional non-strategic assets — Newfield plans to launch a process to sell additional non-core assets. Proceeds from a potential sale would be used to fund our capital program and manage short—term borrowing levels.

Newfield’s 2016 capital budget is expected to be $625 — $675 million (excluding about $100 million in capitalized interest and direct internal costs), down about 50% over 2015 investment levels of approximately $1.4 billion, excluding capitalized internal costs.

Newfield’s domestic production in 2016 is expected to be approximately 50 MMBOE. China production for 2016 is estimated at approximately 4.3 MMBOE. A table is included in this release detailing the expected composition of production and costs and expenses for 2016.

2016 Investment Highlights:

•                  Anadarko Basin — Newfield continues to see strong and consistent well results across its more than 315,000 net acre-position in SCOOP and STACK. The basin is expected to receive approximately $510 million in investment, or about 80% of 2016’s total company budget. This includes $50 — $80 million for land costs. The Company plans to run 4 — 6 operated rigs in the basin and expects to drill approximately 80 wells in 2016. Anadarko Basin production, which grew nearly 50% in 2015, is expected to grow more than 20% in 2016. Fourth quarter 2015 net production from the Anadarko Basin averaged approximately 75,000 BOEPD.

•                  Other —

•                  Newfield expects to invest about $70 million in the Williston Basin and Eagle Ford in 2016, or about 11% of the total budget. The Eagle Ford program is associated with non-operated drilling activity in the Fashing area.

•                  In 2015, Newfield entered into two separate joint ventures with undisclosed parties to drill and complete horizontal wells over the next two years in the Arkoma Woodford and the Uinta Central Basin. Combined, Newfield plans to allocate about $23 million to these ventures in 2016, with a significant portion of the Company’s working interests carried by its partners.

2016e Production, Cost and Expense Guidance

	Domestic	China		Total
Production:
Oil (Mmbls)	19.5 — 20.5	4.3		23.8 — 24.8
NGLs (Mmbls)	8.8 — 9.2	—		8.8 — 9.2
Natural gas (Bcf)	125 — 129	—		125 — 129
Total (Mmboe)	49.0 — 51.0	4.3		53.3 — 55.3

Expenses ($ mm)(1)
LOE(2)	$205	$53		$258
Transportation(3)	250	—		250
Production & other taxes	40	1		41

General & administrative (G&A), net	$165	$7		$172
Interest expense	156	—		156

Capitalized interest and direct internal costs	($103)	—		($103)
Tax rate	37%	60	%(4)	39%

Note:  Based on strip commodity prices in 2016

(1)Cost and expenses are expected to be within 5% of the estimates above

(2)Total LOE includes recurring, major expense and non E&P operating expenses

(3)Estimated transportation / processing fees include ~$52MM Arkoma unused firm gas transportation and ~$21MM Uinta oil and gas delivery shortfall fees

(4)Estimated China tax rate reflects a 25% taxation in-country, as well as an additional non-cash U.S. income tax of 35%

1Q16e Production, Cost and Expense Guidance

	Domestic	China		Total
Production:
Oil (Mmbls)	5.0 — 5.2	1.7		6.7 — 6.9
NGLs (Mmbls)	2.3 — 2.5	—		2.3 — 2.5
Natural gas (Bcf)	33	—		33
Total (Mmboe)	12.8 — 13.2	1.7		14.5 — 14.9

Expenses ($ mm)(1)
LOE(2)	$51	$16		$67
Transportation(3)	61	—		61
Production & other taxes	9	—		9

General & administrative (G&A), net	$42	2		$44
Interest expense	39	—		39

Capitalized interest and direct internal costs	($27)	—		($27)
Tax rate	37%	60	%(4)	39%

Note:  Based on strip commodity prices in 2016

(1)Cost and expenses are expected to be within 5% of the estimates above

(2)Total LOE includes recurring, major expense and non E&P operating expenses

(3)Estimated transportation / processing fees include ~$13MM Arkoma unused firm gas transportation and ~$3MM Uinta oil and gas delivery shortfall fees

(4)Estimated China tax rate reflects a 25% taxation in-country, as well as an additional non-cash U.S. income tax of 35%

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids.  We are focused on U.S. resource plays of scale. Our principal domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. Newfield also has offshore oil developments in China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, planned capital expenditures, and estimated production, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including oil and gas prices, environmental liabilities not covered by indemnity or insurance, legislation or regulatory initiatives intended to address seismic activity, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions. In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in “Risk Factors” in Newfield’s Annual Report on Form 10-K and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors, not discussed in this press release, could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.

Phone: 281-210-5321

Email: info@newfield.com